Exhibit 10.20

PURCHASE AND SALE AGREEMENT

BETWEEN

GENERAL AMERICA CORPORATION

as Seller

AND

MICROSOFT CORPORATION

as Purchaser

with respect to

SAFECO REDMOND CAMPUS

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ARTICLE VII.	Interim Operating Covenants	18

Section 7.1	Interim Operating Covenants	18
(a)	Operations	18
(b)	Maintain Insurance	18
(c)	Leases	18
(d)	Service Contracts	19
(e)	Personal Property	19
(f)	Notices	19
(g)	Comply with Governmental Regulations	19

ARTICLE VIII.	Representations and Warranties	19

Section 8.1	Seller’s Representations and Warranties	19
(a)	Due Formation and Authorization	19
(b)	Consent	19
(c)	Suits and Proceedings	20
(d)	Leases	20
(e)	Service Contracts	20
(f)	No Violations	20
(g)	Insolvency	20
(h)	Environmental	20
(i)	Bankruptcy	20
(j)	Condemnation	20
(k)	Insurance	20
Section 8.2	Purchaser’s Representations and Warranties	21
(a)	Due Formation and Authorization	21
(b)	Non-Contravention	21
(c)	Consents	21

ARTICLE IX.	Condemnation and Casualty	21

Section 9.1	Significant Casualty	21
Section 9.2	Casualty of Less Than a Significant Portion	22
Section 9.3	Condemnation of Property	22

ARTICLE X.	Closing	23

Section 10.1	Closing Conditions	23
	Section 10.1.1 Purchaser’s Closing Conditions	23
	Section 10.1.2 Seller’s Conditions to Closing	23
Section 10.2	Closing	23
Section 10.3	Purchaser’s Closing Obligations	24
Section 10.4	Seller’s Closing Obligations	25
Section 10.5	Prorations	26
Section 10.6	Delivery of Real Property	26
Section 10.7	Costs of Title Company and Closing Costs	26
Section 10.8	Microsoft Tenant Improvement Allowance	27
Section 10.9	Post-Closing Delivery of Service Contract Notice	27

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EXHIBITS

Exhibit A	Personal Property

Exhibit B	Legal Description

Exhibit C	Service Contracts

Exhibit D	Form of Earnest Money Note

Exhibit E	Pending Proceedings

Exhibit F	Form of GAC Lease

Exhibit G	Form of Blanket Conveyance

Exhibit H	Form of Deed

Exhibit I	Form of Certificate as to Non-Foreign Status

Exhibit J	Form of Microsoft Lease

Exhibit K	Form of Microsoft Lease Termination Agreement

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PURCHASE AND SALE AGREEMENT AND JOINT ESCROW INSTRUCTIONS

THIS PURCHASE AND SALE AGREEMENT AND JOINT ESCROW INSTRUCTIONS (this “Agreement”) is entered into and effective for all purposes as of January 13, 2006 (the “Effective Date”), by and between GENERAL AMERICA CORPORATION, a Washington corporation (“Seller”), and MICROSOFT CORPORATION, a Washington corporation (“Purchaser”).

In consideration of the mutual promises, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser agree as follows:

ARTICLE I.

DEFINITIONS

Section 1.1 Definitions. For purposes of this Agreement, the following capitalized terms have the meanings set forth in this Section 1.1:

“Affiliate” means any person or entity that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with Purchaser or Seller, as the case may be. For the purposes of this definition, “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person or entity, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have the meanings correlative to the foregoing.

“Authorities” means the various governmental and quasi-governmental bodies or agencies having jurisdiction over Seller, the Real Property, the Improvements, or any portion thereof.

“Blanket Conveyance” has the meaning ascribed to such term in Section 10.3(b).

“Brokers” has the meaning ascribed to such term in Section 11.1.

“Buildings” means the four (4) office buildings, commonly known as the Olympic Building, the Adams Building, the Shasta Building, and the Rainier Building, the warehouse building, commonly known as the Pacific Building, and the two (2) parking structures, all located on the Real Property.

“Business Day” means any day other than a Saturday, Sunday or a day on which national banking associations are authorized or required to close.

“Cancellation Charges” has the meaning ascribed to such term in Section 2.3.

“Certificate as to Foreign Status” has the meaning ascribed to such term in Section 10.4(g).

“Claims” has the meaning ascribed to such term in Section 5.3(b).

“Closing” means the consummation of the purchase and sale of the Property contemplated by this Agreement, as provided for in Article X.

“Closing Date” means the date on which the Closing occurs, which date will be determined as provided in Section 10.2, or such earlier or later date to which Purchaser and Seller may hereafter agree in writing.

“Closing Surviving Obligations” means the rights, liabilities and obligations set forth in Sections 5.2, 5.3, 5.6 through 5.8, 8.1, 8.2, 10.5, 10.9, 11.1, 16.1 and 17.2.

“Commitment” has the meaning ascribed to such term in Section 6.2.

“Covenants” means the Declaration of Covenants, Conditions, and Restrictions recorded under Recording No. 20030307001274 of Official Records.

“Confidential Information” has the meaning ascribed to such term in Section 5.2(b).

“Data Center Agreement” means the agreement described in Section 5.4.

“Data Center Property” means Lot 4 of Safeco-Redmond Campus II Binding Site Plan according to Plat recorded in Volume 212 of Plats, at Pages 91 through 95, in King County, Washington.

“Deed” has the meaning ascribed to such term in Section 10.4(a).

“Deposit Time” has the meaning ascribed to such term in Section 3.2.

“Development Agreement” means the Development Agreement recorded under Recording No. 9808200229 of Official Records, as amended by instruments under Recording Nos. 20040223002040 and 20040811002099 of Official Records.

“Documents” has the meaning ascribed to such term in Section 5.2.

“Earnest Money Deposit” has the meaning ascribed to such term in Section 4.1.

“Earnest Money Note” means the promissory note in the form attached hereto as Exhibit D.

“Effective Date” has the meaning ascribed to such term in the opening paragraph of this Agreement.

“Environmental Laws” means all federal, state and local environmental laws, ordinances, rules, statutes, directives, binding written interpretations, binding written policies, and regulations issued by any Authorities and in effect as of the Effective Date with respect to or that otherwise pertain to or affect any portion of the Real Property or the Improvements or the use, ownership, occupancy or operation of any portion of the Real Property or the Improvements, as same have been amended, modified or supplemented from time to time prior to the date of this Agreement, including, but not limited to, the National Environmental Policy Act (42 U.S.C.

§ 4321 et seq.), the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. § 9601 et seq.) (“CERCLA”), as amended by the Superfund Amendments and Reauthorization Act of 1986 (42 U.S.C. § 9601 et seq.), the Hazardous Substances Transportation Act (49 U.S.C. § 1802 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.) (“RCRA”), as amended by the Hazardous and Solid Wastes Amendments of 1984 (U.S.C. § et seq.), the Water Pollution Control Act (33 U.S.C. § 1251 et seq.), the Safe Drinking Water Act (42 U.S.C. § 300f et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Clean Water Act (33 U.S.C. § 1321 et seq.), the Solid Waste Disposal Act (42 U.S.C. § 6901 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Emergency Planning and Community Right-to-Know Act of 1986 (42 U.S.C. § 11001 et seq.), the Radon and Indoor Air Quality Research Act (42 U.S.C. § 7401 note, et seq.), the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), as such laws have been amended and/or supplemented from time to time prior to the date of this Agreement, comparable state and local laws, and any and all rules and regulations promulgated under any of the above that have become effective prior to the Effective Date under any and all of the aforementioned laws.

“Escrow Instructions” has the meaning ascribed to such term in Section 4.2.

“GAC Lease” means the Lease of the Property (exclusive of Lot 1) from Purchaser to Seller in the form of Exhibit F.

“Governmental Regulations” means all federal, state and local laws, ordinances, rules, statutes, directives, binding written interpretations, binding written policies, and regulations issued by any Authorities applicable to Seller, the Real Property or the Improvements, or the use, ownership, occupancy or operation of any portion of the Real Property or the Improvements.

“Hazardous Substances” means all (a) asbestos, radon gas, electromagnetic waves, urea formaldehyde foam insulation and transformers or other equipment that contains dielectric fluid containing polychlorinated biphenyls (“PCBs”) of 50 ppm or greater, (b) any solid, liquid, gaseous or thermal contaminant, including smoke vapor, soot, fumes, acids, alkalis, chemicals, waste, petroleum products or byproducts, asbestos, PCBs, phosphates, lead or other heavy metals, chlorine, or radon gas, (c) any solid or liquid wastes (including hazardous wastes), hazardous air pollutants, hazardous substances, hazardous chemical substances and mixtures, toxic substances, pollutants and contaminants, as such terms are defined in any Environmental Law, and any and all rules and regulations promulgated under any of the above, and (d) any other chemical, material or substance, the use or presence of which, or exposure to the use or presence of which, is prohibited, limited or regulated by any Environmental Laws, as the same exist on the Effective Date.

“Improvements” means Seller’s interest in all buildings, structures, fixtures, parking areas and other improvements located on the Real Property prior to the Closing.

“Independent Consideration” has the meaning ascribed to such term in Section 3.3.

“Inspection Period” has the meaning ascribed to such term in Section 5.1(a).

“Inspections” has the meaning ascribed to such term in Section 5.1(a).

“Invasive Testing” has the meaning ascribed to such term in Section 5.1(a).

“Invasive Testing Plan” has the meaning ascribed to such term in Section 5.1(a).

“Licensee Parties” has the meaning ascribed to such term in Section 5.1(a).

“Licenses and Permits” means all licenses, permits, certificates of occupancy, approvals, dedications, subdivision maps and entitlements now or hereafter issued, approved or granted by the Authorities in connection with the Real Property, the Improvements, or the Personal Property generally to the extent assignable or transferable (together with all renewals, supplements, and modifications thereof).

“Microsoft Lease” means that certain lease between Seller as landlord and Purchaser as tenant for 218,496 square feet of space in the Olympic Building in the form attached hereto as Exhibit J.

“Microsoft Lease Termination Agreement” means the instrument terminating the Microsoft Lease in the form of Exhibit K.

“Occupants” means the parties currently occupying portions of the Property, being Affiliates of Seller and certain licensees of Seller or such Affiliates.

“Official Records” means the Official Records of King County, Washington.

“Permitted Exceptions” means and includes all of the following: (a) matters attributable to the acts or omissions of Purchaser or its employees, agents, contractors or consultants; (b) rights reserved in federal patents or state deeds; (c) building and use restrictions general to the area; (d) building and zoning codes; and (e) the other matters approved or deemed approved by Purchaser pursuant to Section 6.2 hereof.

“Permitted Outside Parties” has the meaning ascribed to such term in Section 5.2(b).

“Personal Property” means all of Seller’s right, title and interest in and to all equipment, tools, supplies and other tangible personal property that is or will be attached to, appurtenant to, located in and used exclusively in connection with the use, ownership, occupancy, or operation of the Real Property, as opposed to the business of Seller, including the items described on Exhibit A attached hereto.

“Property” has the meaning ascribed to such term in Section 2.1.

“Purchase Price” has the meaning ascribed to such term in Section 3.1.

“Purchaser’s Closing Conditions” has the meaning ascribed to such term in Section 10.1.

“Purchaser’s Information” has the meaning ascribed to such term in Section 5.2(c).

“Real Property” means those certain parcels of real property located in Redmond, Washington, as more particularly described on Exhibit B attached hereto and made a part hereof, together with all of Seller’s right, title and interest in and to any appurtenances pertaining thereto, including, but not limited to, Seller’s right, title and interest in and to the adjacent streets, alleys and right-of-ways, and any easement rights, air rights, subsurface rights, development rights, entitlements and water rights appurtenant thereto.

“Records and Plans” means, collectively: (i) books and records relating solely to the Real Property or the Improvements; (ii) structural reviews, architectural drawings and environmental, engineering, soils, seismic, geologic, architectural, and other consulting reports, studies and certificates pertaining to the Real Property or the Improvements; and (iii) all preliminary, final and proposed plans, specifications and drawings of the Improvements or the Real Property. The terms “Records and Plans” shall not include (1) any document or correspondence that is subject to the attorney-client privilege or constitutes work product; (2) any document or item that Seller is bound to keep strictly confidential pursuant to the terms of any Governmental Regulation that became effective prior to the date of this Agreement or to the terms of any arms-length contract entered into prior to the date of this Agreement with any person or entity that is not an Affiliate of Seller; (3) any documents pertaining to the marketing of the Property for sale to prospective purchasers; (4) any internal memoranda, reports or assessments of Seller or Seller’s Affiliates relating to Seller’s valuation of the Property; (5) appraisals of the Property; and (6) records and documents related to the business of Seller.

“Reporting Person” has the meaning ascribed to such term in Section 4.7.

“Safeco” means Safeco Insurance Company of America.

“Seller’s Control” means in the possession of or under the control of Seller or its Affiliates.

“Seller Representatives” has the meaning ascribed to such term in Section 5.1(a).

“Service Contracts” means, to the extent assignable or transferable, all service agreements, maintenance contracts, equipment leasing agreements, warranties, guarantees, bonds, open purchase orders and other contracts for the provision of labor, services, materials or supplies relating solely to the Property and under which Seller is or as of the Closing will be paying for or receiving compensation for services rendered in connection with the Property, including the contracts and other agreements listed and described on Exhibit C attached hereto, together with all renewals, supplements, amendments and modifications thereof, and any new such agreements entered into after the Effective Date, to the extent permitted by Section 7.1, except that any leasing, brokerage or management agreements will be terminated at the Closing and are excluded from such term, as are those Service Contracts that Purchaser advises Seller during the Inspection Period are not be assumed by Purchaser at Closing and which can be terminated at Closing without cost or penalty to Seller.

“Significant Portion” means, for purposes of Article IX, (i) loss or damage to the Property or any portion thereof such that the cost of repairing or restoring the premises in question to a condition substantially identical to that of the premises in question prior to the event of damage would be, in the opinion of a qualified unbiased architect selected by Purchaser in its reasonable discretion, equal to or greater than Ten Million Dollars ($10,000,000); or (ii) any loss due to a condemnation which permanently and materially impairs the current use of any of the Buildings.

“Survey” has the meaning ascribed to such term in Section 6.1.

“Termination Surviving Obligations” means the rights, liabilities and obligations set forth in Sections 5.2, 5.3, 5.6 through 5.8, 11.1, 12.1, Article XIII, and Section 17.2.

“Title Company” means First American Title Insurance Company, Seattle, Washington.

“Title Documents” has the meaning ascribed to such term in Section 6.2(a).

“Title Objections” has the meaning ascribed to such term in Section 6.2(b).

“Title Policy” has the meaning ascribed to such term in Section 6.3.

“To Seller’s Knowledge” or other similar phrases means only matters actually within the current, actual knowledge with no duty of due diligence or inquiry of Mark Thunberg and Jeff Hencz and expressly excludes imputed knowledge. Such persons have not undertaken or inquired into (having no duty to undertake or to inquire into) any independent investigation or verification of the matters set forth in any representation or warranty, including without limitation an investigation or review of any documents, certificates, agreements or information that may be in, or may hereafter come into, the possession of Seller or any entity affiliated in any manner with Seller. Purchaser acknowledges that the individuals named above are named solely for the purpose of defining and narrowing the scope of Seller’s knowledge and not for the purpose of imposing any liability on or creating any duties running from such individuals to Purchaser.

“Trip Cap Agreement” means the Safeco Trip Cap Agreement recorded under Recording No. 9804290364 of Official Records, as amended by instrument recorded under Recording No. 20040811002098 of Official Records, and as it may be affected by Section 4(c) of the Development Agreement.

Section 1.2 References; Exhibits and Schedules. Except as otherwise specifically indicated, all references in this Agreement to Articles or Sections refer to Articles or Sections of this Agreement, and all references to Exhibits or Schedules refer to Exhibits or Schedules attached hereto, all of which Exhibits and Schedules are incorporated into, and made a part of, this Agreement by reference. The words “herein,” “hereof,” “hereinafter” and words and phrases of similar import refer to this Agreement as a whole and not to any particular Section or Article.

ARTICLE II.

AGREEMENT OF PURCHASE AND SALE

Section 2.1 Agreement. Seller hereby agrees to sell, convey and assign to Purchaser, and Purchaser hereby agrees to purchase and accept from Seller, on the Closing Date and subject to the terms and conditions of this Agreement, all of the following (collectively, the “Property”):

(a) the Real Property;

(b) the Improvements;

(c) the Personal Property;

(d) all of Seller’s interest under the Development Agreement;

(e) all of Seller’s interest under the Service Contracts and the Licenses and Permits;

(f) to the extent assignable or transferable, all of Seller’s interest in Property names, trade names and telephone numbers used by Seller exclusively in the operation and identification of the Improvements, but expressly excluding the names of Seller and its Affiliates and all derivations thereof;

(g) to the extent assignable or transferable, all of Seller’s interest in all other intangible rights and other interests, privileges and appurtenances related to or used exclusively in connection with the use, ownership, occupancy or operation of the Real Property or the Improvements;

(h) the Records and Plans, but only to the extent such Records and Plans are in Seller’s Control; and

(i) all of Seller’s interest under all assignable warranties relating to any of the Improvements.

Section 2.2 Indivisible Economic Package. Purchaser has no right to purchase, and Seller has no obligation to sell, less than all of the Property, it being the express agreement and understanding of Purchaser and Seller that, as a material inducement to Seller and Purchaser to enter into this Agreement, Purchaser has agreed to purchase, and Seller has agreed to sell, all of the Property, subject to and in accordance with the terms and conditions hereof.

Section 2.3 Special Termination Right. Notwithstanding any other provision of this Agreement, Seller shall have the right to terminate this Agreement by written notice of such termination given to Purchaser on or before the date that is three (3) months after the Effective Date, in the event Seller determines, in its discretion, that it is not prudent to proceed with the development of new buildings on Seller’s University District campus in Seattle, Washington. Otherwise, Seller’s right to terminate this Agreement pursuant to this Section 2.3 shall automatically lapse. If Seller terminates this Agreement pursuant to the preceding sentence,

(i) Title Company shall return the Earnest Money Deposit to Purchaser, (ii) Purchaser shall promptly return the Purchaser’s Information to Seller, (iii) the parties shall equally share any cancellation charges imposed by the Title Company (“Cancellation Charges”), (iv) Seller shall reimburse Purchaser for all out-of-pocket expenses incurred by Purchaser in connection with its inspection of the Property pursuant to Article V, and (v) this Agreement shall terminate and be of no further force and effect except for the Termination Surviving Obligations. Purchaser shall provide Seller with a statement of such out-of-pocket expenses within ten (10) days after Purchaser’s receipt of Seller’s notice of termination pursuant to this Section, and Seller shall reimburse Purchaser for such expenses within ten (10) days after Seller’s receipt of Purchaser’s statement.

Section 2.4 GAC Lease. At the Closing, Purchaser and Seller shall execute and deliver the GAC Lease.

Section 2.5 Microsoft Lease Termination. At the Closing, the parties shall execute and deliver the Microsoft Lease Termination Agreement.

Section 2.6 Data Center Agreement. At the Closing, Microsoft and Seller shall execute and deliver the Data Center Agreement.

ARTICLE III.

CONSIDERATION

Section 3.1 Purchase Price. The purchase price for the Property (the “Purchase Price”) will be Two Hundred Nine Million Five Hundred Thousand and No/100 Dollars ($209,500,000.00) in lawful currency of the United States of America, payable as provided in Section 3.2.

Section 3.2 Method of Payment of Purchase Price. Not later than 3:00 p.m. Pacific Standard Time on the last business day preceding the Closing Date (the “Deposit Time”), Purchaser will deposit in escrow with the Title Company the Purchase Price (subject to adjustments described in Section 10.5), together with all other costs and amounts to be paid by Purchaser at Closing pursuant to the terms of this Agreement, by Federal Reserve wire transfer of immediately available funds to an account to be designated by the Title Company. On the Closing Date: (a) Purchaser will direct and instruct the Title Company to (i) pay to Seller by Federal Reserve wire transfer of immediately available funds to an account to be designated by Seller, the Purchase Price (subject to adjustments described in Section 10.5), less any costs or other amounts to be paid by Seller at Closing pursuant to the terms of this Agreement, and (ii) pay to all appropriate payees the other costs and amounts to be paid by Purchaser at Closing pursuant to the terms of this Agreement; and (b) Seller will cause the Title Company to pay to all appropriate payees, out of the proceeds of Closing payable to Seller, all costs and amounts to be paid by Seller at Closing pursuant to the terms of this Agreement.

Section 3.3 Independent Consideration. Contemporaneously with the execution and delivery of this Agreement, Purchaser has paid to Seller as further consideration for this Agreement, in cash, the sum of $100.00 (the “Independent Consideration”), in addition to the Earnest Money Deposit and the Purchase Price and independent of any other consideration provided hereunder, which Independent Consideration is fully earned by Seller and is not refundable under any circumstances.

ARTICLE IV.

EARNEST MONEY DEPOSIT AND ESCROW INSTRUCTIONS

Section 4.1 The Deposit. Within five (5) Business Days after the Effective Date, Purchaser shall deposit the Earnest Money Note with the Title Company. If Purchaser does not exercise its right to terminate this Agreement pursuant to Section 5.5 hereof, then on or before the expiration of the Inspection Period, Purchaser shall deposit cash in the amount of Four Million and No/100 Dollars ($4,000,000) with Title Company in payment of the Earnest Money Note, and the Earnest Money Note shall be returned to Purchaser. The Earnest Money Note and the cash deposited in payment thereof (together with any interest earned thereon, are referred to herein as the “Earnest Money Deposit”, which will be held in escrow by the Title Company and disbursed pursuant to the terms of this Agreement. Failure to deposit the Earnest Money Note or cash in payment thereof in accordance with the terms hereof shall result in the termination of this Agreement.

Section 4.2 Escrow Instructions. Article IV constitutes the escrow instructions to the Title Company with regard to the Earnest Money Deposit and the Closing (the “Escrow Instructions”). By its execution of the joinder attached hereto, the Title Company agrees to be bound by the provisions of this Article IV. If any requirements relating to the duties or obligations of the Title Company hereunder are not acceptable to the Title Company, or if the Title Company requires additional instructions, the parties agree to make such deletions, substitutions and additions to the Escrow Instructions as Purchaser and Seller hereafter mutually approve in writing, provided that neither party shall be obligated to make any such deletions, substitutions or additions that substantially alter this Agreement or its intent. In the event of any conflict between this Agreement and such additional escrow instructions, this Agreement will control.

Section 4.3 Documents Deposited into Escrow. On or before the date that is one (1) business day prior to the Closing Date, Purchaser will deliver in escrow to the Title Company the funds and documents described and provided for in Section 10.3 below and (c) Seller will deliver in escrow to the Title Company the documents described and provided for in Section 10.4 below.

Section 4.4 Close of Escrow. On the Closing Date, when Purchaser and Seller have delivered the documents required by Section 4.3, the Title Company will:

(a) If applicable and when required, file with the Internal Revenue Service (with copies to Purchaser and Seller) the reporting statement required under Section 6045(e) of the Internal Revenue Code of 1986 (the “Code”) and Section 4.7;

(b) Insert the applicable Closing Date as the date of any document delivered to the Title Company undated, and assemble counterparts into single instruments;

(c) Disburse to Seller, by wire transfer to Seller of immediately available federal funds by 10:00 a.m. Pacific Standard Time on the Closing Date, in accordance with wiring instructions to be obtained by the Title Company from Seller, all sums to be received by

Seller from Purchaser at the Closing, comprised of the Purchase Price as adjusted in accordance with the provisions of this Agreement, less all amounts paid by the Title Company in satisfaction of any liens or encumbrances on the Real Property pursuant to the written instructions of Seller or Seller’s counsel, and less all costs and amounts to be paid by Seller at Closing pursuant to the terms of this Agreement;

(d) Deliver the Deed to Purchaser by causing same to be recorded in the Official Records;

(e) Issue to Purchaser the Title Policy required by Section 6.3 of this Agreement;

(f) Deliver to Seller all documents deposited with the Title Company for delivery to Seller at the Closing; and

(g) Deliver to Purchaser (i) all documents deposited with the Title Company for delivery to Purchaser at the Closing and (ii) any funds deposited by Purchaser in excess of the amount required to be paid by Purchaser pursuant to this Agreement.

Section 4.5 Maintenance of Confidentiality by Title Company. Except as may otherwise be required by law or by this Agreement, Title Company will maintain in strict confidence and not disclose to anyone the existence of this Agreement, the identity of the parties hereto, the amount of the Purchase Price, the provisions of this Agreement or any other information concerning the transactions contemplated hereby, without the prior written consent of Purchaser and Seller (which may be withheld in either party’s sole and absolute discretion).

Section 4.6 Investment of Earnest Money Deposit. When cash has been deposited with Title Company in payment of the Earnest Money Note, Title Company will invest and reinvest the Earnest Money Deposit, at the instruction and sole election of Purchaser, only in (a) bonds, notes, Treasury bills or other securities constituting direct obligations of, or guaranteed by the full faith and credit of, the United States of America, and in no event maturing beyond Closing Date, or (b) an interest-bearing account at a commercial bank acceptable to Seller, Purchaser and the Title Company. The investment of the Earnest Money Deposit will be at the sole risk of Purchaser and no loss on any investment will relieve Purchaser of its obligations to pay to Seller as liquidated damages the amount of the Earnest Money Deposit as provided in Section 13.2, or of its obligation to pay the Purchase Price. All interest earned on the Earnest Money Deposit will be the property of Purchaser and will be reported to the Internal Revenue Service as income. Purchaser will provide the Title Company with a taxpayer identification number and will pay all income taxes due by reason of interest accrual on the Earnest Money Deposit.

Section 4.7 Designation of Reporting Person. Title Company shall comply with all applicable federal, state and local reporting and withholding requirements relating to the close of the transactions contemplated herein. Without limiting the foregoing, pursuant to Section 6045 of the Code, Title Company shall be designated the “closing agent” hereunder and shall be solely responsible for complying with the Tax Reform Act of 1986 with regard to reporting all settlement information to the Internal Revenue Service.

ARTICLE V.

INSPECTION OF PROPERTY

Section 5.1 Entry and Inspection.

(a) Subject to the provisions of this Section 5.1 and the obligations set forth in Section 5.3, from and after the Effective Date until 3:00 p.m. Pacific Standard Time on the date that is thirty (30) days after the Effective Date (the “Inspection Period”), Seller will permit Purchaser and its employees and authorized agents, representatives, contractors and consultants (the “Licensee Parties”) to enter upon the Real Property at all reasonable times during normal business hours to perform any inspections, investigations, studies, tests, evaluations and assessments of the Property (including, but not limited to, physical, structural, mechanical, architectural, engineering, soils, geotechnical, and environmental / asbestos tests (generally, “Inspections”) as Purchaser deems necessary, appropriate or prudent in any respect and for all purposes in connection with Purchaser’s acquisition of the Property and the consummation of the transaction contemplated by this Agreement. Purchaser shall notify Seller of the intention of Purchaser or any Licensee Party to enter the Real Property at least two (2) business days prior to such intended entry and specify the intended purpose therefor and the Inspections contemplated to be made and/or the service provider, Authorities, or any other person with whom Purchaser or any Licensee Party contemplates communicating. At Seller’s option, Seller or its employees or authorized agents, representatives, contractors or consultants (the “Seller Representatives”) may be present for any such entry or Inspection. With respect to any Inspection that will require excavations, borings, drilling, removal or demolition of any portion of the Property, or any other invasive activities on the Property (generally, “Invasive Testing”), Purchaser shall submit to Seller a written plan describing such Invasive Testing in reasonable detail (an “Invasive Testing Plan”) for Seller’s written approval, which approval may not be unreasonably withheld or delayed. Purchaser may not proceed with any Invasive Testing unless Seller has expressly approved in writing the relevant Invasive Testing Plan, and Purchaser shall conduct all Invasive Testing in compliance with the Invasive Testing Plan approved by Seller. Seller shall have the right to have a Seller Representative observe any testing activities and to request and receive split samples of any materials collected for analysis by Purchaser or any Licensee Party; provided, however, that Purchaser’s sole responsibility shall be to notify Seller when Purchaser’s testing activities will be taking place, and Seller shall be solely responsible for causing a Seller Representative to be present to observe and/or to request and receive split material samples. Purchaser Party shall repair any damage to the Property caused by any such Invasive Testing and restore it to its pre-existing condition promptly after any Invasive Testing, but in no event later than five (5) days after any disturbance or damage occurs.

(b) Solely as an accommodation to Purchaser in connection with Purchaser’s contemplated ownership and operation of the Property following the Closing and provided Purchaser has not exercised its right to terminate this Agreement pursuant to Section 5.5, Purchaser shall have the right, after the expiration of the Inspection Period, to continue to perform Inspections regarding the Property provided that Purchaser complies with the provisions of this Agreement.

(c) Subject to the obligations set forth in Section 5.3 below, the Licensee Parties shall have the right to communicate directly with Authorities for any good faith reasonable purpose in connection with the transaction contemplated by this Agreement; provided, however, Purchaser shall provide Seller notice at least two (2) business days prior to Purchaser communicating with any Authorities regarding the Property and Seller shall have the right to participate in any such communications.

Section 5.2 Document Review.

(a) Purchaser expressly acknowledges and confirms that during the Inspection Period and, if this Agreement is not terminated, thereafter (but subject to Section 5.1 and this Section 5.2), Purchaser and the Licensee Parties shall have, the right to review, inspect, examine, analyze, verify and photocopy, at either the office of Seller, Seller’s property manager or at the Real Property, all agreements, contracts, documents, information, reports, books, records and other materials pertinent to the use, ownership, occupancy, or operation of the Property, except those excluded by the terms of the definition of Records and Plans, that are in Seller’s Control (collectively, the “Documents”), including, but not limited to, the following: (i) assessments (special or otherwise) and ad valorem and personal property tax bills, covering the period of Seller’s ownership of the Property; (ii) copies of the Service Contracts, the Licenses and Permits, and the Records and Plans; and (iii) current inventories of the Personal Property.

(b) Purchaser acknowledges that information contained in any and all of the Documents may be proprietary and confidential in nature (“Confidential Information”) and that the Documents have been provided to Purchaser solely to assist Purchaser in determining the feasibility of purchasing the Property. Subject only to the provisions of Article XII, Purchaser agrees not to disclose any Confidential Information to any party outside of Purchaser’s organization other than its attorneys, partners, accountants, lenders, investors, or any Licensee Parties who need to know such Confidential Information for the purpose of giving advice to Purchaser with respect to the transactions contemplated by this Agreement (collectively, the “Permitted Outside Parties”). Purchaser further agrees that within its organization, or as to the Permitted Outside Parties, the Confidential Information will be disclosed and exhibited only to those persons within Purchaser’s organization or to those Permitted Outside Parties who are responsible for determining the feasibility of Purchaser’s acquisition of the Property. Purchaser agrees not to divulge any Confidential Information except in strict accordance with the confidentiality standards set forth in this Section 5.2 and Article XII. In permitting Purchaser and the Permitted Outside Parties to review the Confidential Information to assist Purchaser, Seller has not waived any privilege or claim of confidentiality with respect thereto, and no third party benefits or relationships of any kind, either express or implied, have been offered, intended or created by Seller and any such claims are expressly rejected by Seller and waived by Purchaser and the Permitted Outside Parties, for whom, by its execution of this Agreement, Purchaser is acting as an agent with regard to such waiver. Notwithstanding any of the foregoing, Confidential Information shall not include (i) information that is obtained by Purchaser from a third person who is not prohibited from transmitting the information to Purchaser, (ii) information that is available to the general public, or (iii) information that is independently developed by Purchaser without reliance on any Confidential information. This Section 5.2(b) shall survive any termination of this Agreement but shall not survive the Closing.

(c) Purchaser will use commercially reasonable efforts to return to Seller all copies Purchaser has made of the Documents and all copies of any studies, reports or test results regarding any part of the Property obtained by Purchaser, before or after the execution of this Agreement, in connection with Purchaser’s inspection of the Property, excluding (i) any proprietary documents or information (such as internally prepared valuations, projections or budgets or other analyses of the Property) and (ii) any attorney-client communications or other information which Purchaser is contractually or otherwise legally bound to a third party to keep confidential (collectively, “Purchaser’s Information”) not later than ten (10) Business Days following the time this Agreement is terminated for any reason. Any obligation to return Purchaser’s Information shall be subject to any legal requirement by which Purchaser may be bound to retain file copies and shall not require the return of any internal analysis of the Documents; provided, however, that to the extent such analysis reflects any Confidential Information, Purchaser will not divulge any such analysis except in strict accordance with the confidentiality standards set forth in this Section 5.2 and Article XII.

(d) Purchaser acknowledges that some of the Documents may have been prepared by third parties and may have been prepared prior to Seller’s ownership of the Property. Purchaser hereby acknowledges that, except as expressly provided in Section 8.1 below, Seller has not made and does not make any representation or warranty regarding the truth, accuracy or completeness of the Documents or the sources thereof, Seller has not undertaken any independent investigation as to the truth, accuracy or completeness of the Documents, and Seller is providing the Documents solely as an accommodation to Purchaser.

(e) Notwithstanding any provision of this Agreement to the contrary, no termination of this Agreement will terminate Purchaser’s obligations pursuant to this Section 5.2.

Section 5.3 Entry and Inspection Obligations.

(a) Purchaser agrees that in entering upon the Property and conducting any Inspections, Purchaser and the other Licensee Parties will not: (i) unreasonably disturb the Occupants or unreasonably interfere with their use of the Property; (ii) unreasonably or materially interfere with the operation and maintenance of the Real Property or Improvements; (iii) damage any part of the Property or any personal property owned or held by any Occupant or any other person or entity (except for such damage incident to Purchaser’s or any Licensee Parties’ activities on the Property that is repaired by Purchaser); (iv) injure or otherwise cause bodily harm to Seller or any Occupant, or to any of their respective agents, guests, invitees, contractors and employees, or to any other person or entity; (v) permit any liens to attach to the Real Property by reason of the exercise of Purchaser’s rights under this Article V; (vi) communicate with any Occupants, Authorities, or service providers without prior written notice as provided in this Article V; or (vii) reveal or disclose any Confidential Information concerning the Property and the Documents to anyone outside Purchaser’s organization, except in accordance with the confidentiality standards set forth in Section 5.2(b) and Article XII. Purchaser will: (x) maintain commercial general liability insurance in an amount not less than $5,000,000 covering any accident arising in connection with the presence of Purchaser or the other Licensee Parties on the Real Property or the Improvements, and deliver a certificate of insurance verifying such coverage to Seller prior to entry upon the Real Property or Improvements; (y) promptly pay when due the costs of all entry and Inspections done with regard to the Property; and (z) promptly repair any damage to the Real Property and Improvements caused by any such entry upon the Real Property.

(b) Purchaser hereby indemnifies, defends and holds Seller and its partners, agents, employees, lenders, successors and assigns harmless from and against any and all liens, claims, causes of action, damages, liabilities, demands, suits, obligations to third parties, together with all losses, penalties, fines, costs and expenses relating to any of the foregoing (including but not limited to court costs and reasonable attorneys’ fees) (generally, “Claims”) arising out of any inspections, investigations, examinations, sampling or tests conducted by Purchaser or any Licensee Party, whether prior to or after the date hereof, or as a result of any violation of the provisions of this Section 5.3; provided, however, that Purchaser’s indemnity hereunder shall not include any Claims resulting from the discovery of pre-existing conditions at the Property except to the extent such condition is aggravated by an act of Purchaser or any Licensee Party as a result of the Inspections.

(c) Notwithstanding any provision of this Agreement to the contrary, neither the Closing nor a termination of this Agreement will terminate Purchaser’s obligations pursuant to this Section 5.3.

Section 5.4 Data Center Agreement. During the Inspection Period, Seller and Purchaser shall attempt to agree upon the form of an agreement between Seller and Purchaser (the “Data Center Agreement”) relating to (i) easements benefiting and burdening the Real Property and the Data Center Property, (ii) the Covenants, (iii) the Development Agreement, (iv) the Trip Cap Agreement as it relates to the Data Center Property, (v) a right of first offer in favor of Purchaser for the Data Center Property, and (vi) other matters relating to the separate ownership of the Real Property and the Data Center Property. If the parties are unable to agree on the form of the Data Center Agreement by the expiration of the Inspection Period, either party may, by written notice to the other, terminate this Agreement. If either party so terminates this Agreement, then the Title Company shall return the Earnest Money Note to Purchaser, Purchaser shall promptly return the Purchaser’s Information to Seller in accordance with Section 5.3, Seller and Purchaser shall equally share any Cancellation Charges, and this Agreement shall terminate and be of no further force or effect except for the Termination Surviving Obligations.

Section 5.5 Termination Right. Purchaser, in its sole and absolute discretion, prior to the expiration of the Inspection Period, may elect to terminate this Agreement and its obligations hereunder for any reason or no reason, without further liability except for the Termination Surviving Obligations. If Purchaser gives Seller written notice prior to the expiration of the Inspection Period that it is not removing its inspection contingency, then the Title Company shall return the Earnest Money Note to Purchaser, Purchaser shall promptly return the Purchaser’s Information to Seller in accordance with Section 5.3, Seller and Purchaser shall equally share any Cancellation Charges, and this Agreement shall terminate and be of no further force or effect except for the Termination Surviving Obligations. Otherwise, Purchaser’s right to terminate this Agreement pursuant to this Section 5.5 shall automatically lapse.

Section 5.6 Sale “As Is”. THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT HAS BEEN NEGOTIATED BETWEEN SELLER AND PURCHASER, THIS AGREEMENT REFLECTS THE MUTUAL AGREEMENT OF SELLER AND PURCHASER, AND PURCHASER WILL CONDUCT DURING THE INSPECTION PERIOD ITS OWN INDEPENDENT EXAMINATION OF THE PROPERTY. OTHER THAN THE MATTERS REPRESENTED IN SECTION 8.1 HEREOF OR THE DOCUMENTS DELIVERED BY

SELLER AT CLOSING, BY WHICH ALL OF THE FOLLOWING PROVISIONS OF THIS SECTION 5.6 ARE LIMITED, PURCHASER HAS NOT RELIED UPON AND WILL NOT RELY UPON, EITHER DIRECTLY OR INDIRECTLY, ANY REPRESENTATION OR WARRANTY OF SELLER OR ANY OF SELLER’S AGENTS OR REPRESENTATIVES. SELLER SPECIFICALLY DISCLAIMS ANY REPRESENTATION, WARRANTY OR ASSURANCE WHATSOEVER TO PURCHASER AND NO WARRANTIES OR REPRESENTATIONS OF ANY KIND OR CHARACTER, EITHER EXPRESS OR IMPLIED, MAY BE RELIED UPON BY PURCHASER WITH RESPECT TO THE STATUS OF TITLE TO OR THE MAINTENANCE, REPAIR, CONDITION, DESIGN OR MARKETABILITY OF ANY PORTION OF THE PROPERTY, INCLUDING BUT NOT LIMITED TO (a) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, (b) ANY IMPLIED OR EXPRESS WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, (c) ANY IMPLIED OR EXPRESS WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, (d) THE FINANCIAL CONDITION OR PROSPECTS OF THE PROPERTY AND (e) THE COMPLIANCE OR LACK THEREOF OF THE REAL PROPERTY OR THE IMPROVEMENTS WITH GOVERNMENTAL REGULATIONS, IT BEING THE EXPRESS INTENTION OF SELLER AND PURCHASER THAT, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR THE DOCUMENTS DELIVERED BY SELLER AT CLOSING, THE PROPERTY WILL BE CONVEYED AND TRANSFERRED TO PURCHASER IN ITS PRESENT CONDITION AND STATE OF REPAIR, “AS IS” AND “WHERE IS”, WITH ALL FAULTS. PURCHASER REPRESENTS THAT IT IS A KNOWLEDGEABLE, EXPERIENCED AND SOPHISTICATED PURCHASER OF REAL ESTATE, AND THAT IT IS RELYING SOLELY ON ITS OWN EXPERTISE AND THAT OF PURCHASER’S CONSULTANTS IN PURCHASING THE PROPERTY. DURING THE INSPECTION PERIOD, PURCHASER WILL CONDUCT SUCH INDEPENDENT INSPECTIONS OF THE PROPERTY AND RELATED MATTERS AS PURCHASER DEEMS NECESSARY, INCLUDING, BUT NOT LIMITED TO, THE PHYSICAL AND ENVIRONMENTAL CONDITIONS THEREOF, AND WILL RELY UPON SAME AND NOT UPON ANY STATEMENTS OF SELLER (EXCLUDING THE LIMITED MATTERS REPRESENTED BY SELLER IN SECTION 8.1 HEREOF OR THE DOCUMENTS DELIVERED BY SELLER AT CLOSING) OR OF ANY OFFICER, DIRECTOR, EMPLOYEE, AGENT OR ATTORNEY OF SELLER. PURCHASER ACKNOWLEDGES THAT ALL INFORMATION OBTAINED OR THAT WILL BE OBTAINED BY PURCHASER WAS OR WILL BE OBTAINED FROM A VARIETY OF SOURCES AND SELLER WILL NOT BE DEEMED TO HAVE REPRESENTED OR WARRANTED THE COMPLETENESS, TRUTH OR ACCURACY OF ANY OF THE DOCUMENTS OR OTHER SUCH INFORMATION HERETOFORE OR HEREAFTER FURNISHED TO PURCHASER THAT WAS CREATED, PREPARED, COMPILED, OR AUTHORED BY ANY PERSON OR ENTITY OTHER THAN SELLER OR ANY OF ITS AFFILIATES. EXCEPT AS MAY BE EXPRESSLY PROVIDED OTHERWISE IN THIS AGREEMENT OR THE DOCUMENTS DELIVERED BY SELLER AT CLOSING, UPON CLOSING, PURCHASER WILL ASSUME THE RISK THAT ADVERSE MATTERS, INCLUDING, BUT NOT LIMITED TO, ADVERSE PHYSICAL AND ENVIRONMENTAL CONDITIONS, MAY NOT HAVE BEEN REVEALED BY PURCHASER’S INSPECTIONS AND SELLER WILL SELL AND CONVEY TO PURCHASER, AND PURCHASER WILL ACCEPT THE PROPERTY, “AS IS, WHERE IS,” WITH ALL FAULTS. PURCHASER FURTHER ACKNOWLEDGES AND

AGREES THAT SELLER IS NOT LIABLE OR BOUND IN ANY MANNER BY ANY ORAL OR WRITTEN STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE PROPERTY FURNISHED BY ANY REAL ESTATE BROKER, AGENT, EMPLOYEE, SERVANT OR OTHER PERSON, UNLESS THE SAME ARE SPECIFICALLY SET FORTH OR REFERRED TO HEREIN. PURCHASER, WITH PURCHASER’S COUNSEL, HAS FULLY REVIEWED THE DISCLAIMERS AND WAIVERS SET FORTH IN THIS AGREEMENT, AND UNDERSTANDS THE SIGNIFICANCE AND EFFECT THEREOF. PURCHASER ACKNOWLEDGES AND AGREES THAT THE DISCLAIMERS AND OTHER AGREEMENTS SET FORTH HEREIN ARE AN INTEGRAL PART OF THIS AGREEMENT. THE TERMS AND CONDITIONS OF THIS SECTION 5.6 WILL EXPRESSLY SURVIVE THE CLOSING, WILL NOT MERGE WITH THE PROVISIONS OF ANY CLOSING DOCUMENTS AND WILL BE INCORPORATED INTO THE DEED.

/s/ CRO
Purchaser’s Initials

Section 5.7 Material Defects. Purchaser, on behalf of itself, its successors and assigns, hereby releases the Seller and its Affiliates, officers, directors, members, employees, contractors, agents, investment advisors and their respective successors and assigns (collectively “Indemnitees”) from and against any and all Claims known or unknown, arising out of, or related in any way to the condition of the Property, the condition of the structure of the Improvements or any equipment, systems and appliances related thereto, including any heating, ventilation, plumbing, electrical and air conditioning systems, wiring, telecommunications systems, paving, roofing and other such aspects of the Property, (including without limitation any liability of Indemnitees for latent defects). The foregoing shall not apply to any Claims based on a breach of the representations and warranties contained in Section 8.1 or the documents delivered by Seller at Closing. The provisions of this Section 5.7 shall survive indefinitely any Closing or termination of this Agreement and shall not be merged into the Closing documents.

Section 5.8 Hazardous Materials Waiver. Except with regard to any liability on the part of Seller for breach of Seller’s representations and warranties set forth in Section 8.1 of this Agreement or the documents delivered by Seller at Closing, Purchaser, on behalf of itself, its successors and assigns, hereby releases the Indemnitees from and against any and all Claims known or unknown, arising out of, related in any way to the presence, misuse, use, disposal, release or threatened release of any Hazardous Substances at the Property and any liability or Claim related to the Property arising under any Environmental Laws. Purchaser acknowledges that unknown and unsuspected Hazardous Substances may hereafter be discovered on or about the Property, and Purchaser knowingly releases Seller from any and all liability related thereto. The provisions of this Section 5.8 shall survive indefinitely any Closing or termination of this Agreement and shall not be merged into the Closing documents.

ARTICLE VI.

TITLE AND SURVEY MATTERS

Section 6.1 Survey. Seller shall deliver to Purchaser a copy of the survey prepared by Entranco Engineers in connection with the 2003 Binding Site Plan, and any later survey of the

Property in Seller’s possession. Purchaser has ordered an update of the Entranco survey from W&H Pacific (collectively the “Survey”).

Section 6.2 Title Commitment.

(a) Purchaser has requested the Title Company to furnish to Purchaser and Seller a preliminary report (the “Commitment”) for an owner’s policy of title insurance in ALTA form, together with legible copies of all documents referenced as exceptions therein (the “Title Documents”).

(b) Purchaser shall have until 3:00 p.m. Pacific Standard Time on the date ten (10) days after the Effective Date to object in writing to any exceptions or matters shown on or disclosed by the Commitment, the Title Documents or the Survey (individually, a “Title Objection” and collectively, the “Title Objections”). Unless Purchaser shall timely object to any exceptions or matters shown on or disclosed by the Commitment, the Title Documents, or the Survey, all such exceptions and matters shall be deemed to constitute additional Permitted Exceptions. Seller may elect (but, subject to Section 6.2(c), shall not be obligated) to remove or cause to be removed, or insured over, at Seller’s expense, any Title Objections, and shall be entitled to a reasonable adjournment of the Closing (not to exceed thirty (30) days) for the purpose of such removal, which removal shall be deemed effected by the issuance of title insurance, in form and substance acceptable to Purchaser, eliminating or insuring against the effect of the Title Objections. Seller shall notify Purchaser in writing within five (5) Business Days after receipt of Purchaser’s notice of Title Objections whether Seller elects to remove or attempt to obtain title insurance endorsing over the same. If Seller fails to provide such notice, Seller shall be deemed to have elected not to cure such Title Objections. If Seller elects not to remove or endorse over one or more Title Objections, Purchaser may terminate this Agreement as provided in Section 5.5. If Seller elects to remove or attempt to obtain title insurance endorsing over the Title Objections and Seller does not remove or endorse over any Title Objections in a manner reasonably acceptable to Purchaser prior to the Closing, then, Purchaser may either (i) terminate this Agreement by giving written notice of such termination to Seller and the Title Company, in which event the Title Company shall return the Earnest Money Deposit (and any interest accrued thereon) to Purchaser, Purchaser shall promptly return the Purchaser’s Information to Seller in accordance with Section 5.3(c), the parties shall equally share the Cancellation Charges) and thereafter the parties shall have no further rights or obligations hereunder except for the Termination Surviving Obligations; or (ii) waive such Title Objections, in which event such Title Objections shall be deemed additional Permitted Exceptions and the Closing shall occur as herein provided without any reduction of or credit against the Purchase Price. Purchaser shall be deemed to have elected to waive such Title Objections pursuant to clause (ii) of the preceding sentence in the event Purchaser has not terminated this Agreement pursuant to clause (i) of the preceding sentence within two (2) business days after Purchaser receives notice that such Title Objections will not be cured to Purchaser’s reasonable satisfaction.

(c) Notwithstanding any provision of this Section 6.2 to the contrary, Seller will be obligated to cure exceptions to title to the Property relating to (i) liens and security interests securing loans obtained by Seller, (ii) any other monetary liens or security interests not created by Purchaser, (iii) all taxes and assessments due and payable for any period prior to the

Closing, and (iv) all exceptions or matters created by Seller after the effective date of this Agreement without the prior written consent of Purchaser (which consent may be withheld in Purchaser’s sole and absolute discretion). If, prior to the Closing, Seller does not remove any of the foregoing exceptions, then Purchaser may (x) terminate this Agreement by delivering written notice of such termination to Seller and the Title Company, in which event the Title Company shall return the Earnest Money Deposit (and any interest accrued thereon) to Purchaser, Purchaser shall return the Purchaser’s Information to Seller in accordance with Section 5.3(c), the parties shall equally share the Cancellation Charges and thereafter the parties shall have no further rights or obligations hereunder except for the Termination Surviving Obligations; (y) waive Seller’s performance hereunder, in which event such exceptions shall be deemed additional Permitted Exceptions and the Closing shall occur as herein provided, without any reduction of or credit against the Purchase Price except that if the exception not removed is a lien described in this subsection (c)(i), (ii), or (iii), Purchaser shall be entitled to a credit against the Purchase Price in the amount of such lien, or (z) seek specific performance of this Agreement.

Section 6.3 Title Insurance. At Closing, the Title Company shall issue to Purchaser or be irrevocably committed to issue to Purchaser an ALTA Extended Coverage Owner’s Policy of Title Insurance in the amount of the Purchase Price, insuring fee simple title to the Real Property and the Improvements is vested in Purchaser in the form of, and with the endorsements contained in, the Commitment, subject only to the Permitted Exceptions (the “Title Policy”). Purchaser, at Purchaser’s expense, shall be entitled to request that the Title Company provide such endorsements to the Title Policy as Purchaser may require, provided that the Closing shall not be delayed as a result of Purchaser’s request for such endorsements.

ARTICLE VII.

INTERIM OPERATING COVENANTS

Section 7.1 Interim Operating Covenants. Seller covenants to Purchaser that Seller will:

(a) Operations. From the Effective Date until Closing, continue to operate, manage and maintain the Improvements in the ordinary course of Seller’s business and substantially in accordance with Seller’s practice as of the Effective Date, subject to ordinary wear and tear and further subject to Article IX of this Agreement.

(b) Maintain Insurance. From the Effective Date until Closing, maintain fire and extended coverage insurance on the Property in the amount of the full replacement cost thereof which is at least equivalent in all material respects to the insurance policies covering the Real Property and the Improvements as of the Effective Date.

(c) Leases. From the Effective Date until Closing, not enter into any new leases or any amendments, expansions or renewals of any lease, other than the Microsoft Lease, and not accept any rent from any tenant for more than one (1) month in advance of its due date without the prior written consent of Purchaser, which consent will be deemed given unless written objection thereto is given within five (5) Business Days after receipt of the relevant written information. Purchaser’s consent may be withheld in Purchaser’s sole and absolute discretion.

(d) Service Contracts. From the Effective Date until Closing, not enter into any service agreement, maintenance contract, equipment leasing agreement, or other contract for the provision of labor, services, materials or supplies, unless such agreement or contract is terminable on not more than thirty (30) days notice without penalty or unless Purchaser consents thereto in writing, which consent will not be unreasonably withheld, delayed or conditioned.

(e) Personal Property. From the Effective Date until Closing, not transfer or remove any Personal Property from the Improvements except for the purpose of repair or replacement thereof, provided, that, such repair or replacement is completed at Seller’s cost prior to the Closing and any Personal Property so replaced is replaced with such Personal Property of a like kind and at least equal value to the Personal Property replaced.

(f) Notices. To the extent received by Seller, from the Effective Date until Closing, promptly deliver to Purchaser copies of written default notices, notices of lawsuits and notices of violations of Governmental Regulations affecting the Property.

(g) Comply with Governmental Regulations. From the Effective Date until Closing, not take any action that Seller knows would result in a failure to comply in all material respects with all Governmental Regulations applicable to the Property, it being understood and agreed, however, that prior to Closing, (i) Seller will have the right to contest any such Governmental Regulations, and (ii) Seller shall have no obligation to make any improvements or complete any modifications to the Real Property or Improvements or expend any funds with respect to such improvements or modifications or to effect compliance with any Governmental Regulations.

ARTICLE VIII.

REPRESENTATIONS AND WARRANTIES

Section 8.1 Seller’s Representations and Warranties. The following constitute the sole representations and warranties of Seller. Subject to the limitations set forth in Article XVI of this Agreement, Seller represents and warrants to Purchaser the following as of the Effective Date:

(a) Due Formation and Authorization. Seller is duly organized and validly existing under the laws of the state of its formation and has all requisite power, authority and legal right to execute, deliver and perform the terms of this Agreement. This Agreement has been duly authorized by all necessary action on Seller’s part and constitutes valid and legally binding obligations of Seller enforceable in accordance with their respective terms.

(b) Consent. No consent, approval or authorization by any individual or entity or any court, administrative agency or other governmental authority is required in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement by Seller other than those consents, approvals and authorizations which shall be obtained by Seller prior to Closing. The consummation of the transactions contemplated by this Agreement will not result in a breach of, or constitute a default under, any mortgage, deed of trust, bank loan, credit agreement or other instrument to which Seller is a party or by which Seller may be bound or affected.

(c) Suits and Proceedings. To Seller’s knowledge and except as listed in Exhibit E, there are no legal actions, suits, or similar proceedings pending, or threatened, against Seller or the Property.

(d) Leases. There are no leases affecting the Property other than the Microsoft Lease and the rooftop agreement with respect to the Olympic Building. Except for Purchaser as tenant under the Microsoft Lease, and Seller or Affiliates of Seller, no other party has the right to occupy any portion of the Property other than licensees of Seller or its Affiliates pursuant to licenses terminable by Seller or such Affiliates on not more than thirty (30) days’ notice and the rooftop agreement with respect to the Olympic Building.

(e) Service Contracts. Attached as Exhibit C is, to Seller’s knowledge, a complete and accurate schedule of all Service Contracts affecting the Property to which Seller is a party or by which it or, the Property is bound as of the date hereof.

(f) No Violations. Seller has not received any written notification from an Authority that the Property is (and Seller has no knowledge that the Property is) in material violation of any applicable fire, health, building, use, occupancy or zoning laws or any other Governmental Regulation.

(g) Insolvency. No attachments, execution proceedings, assignments for the benefit of creditors, insolvency, or other similar proceedings are pending and served, or, to Seller’s Knowledge, threatened, against Seller or the Property.

(h) Environmental. Except as shown in any environmental reports covering the Real Property and Improvements and any other Documents delivered or otherwise made available to Purchaser pursuant to Section 5.2(a), to Seller’s Knowledge, Seller has not received prior to the Effective Date written notice from any Authorities, and, to Seller’s Knowledge, the Real Property and Improvements are not in violation of any Environmental Law which violations have not been corrected.

(i) Bankruptcy. Seller has not made a general assignment for the benefit of creditors nor been adjudicated a bankrupt or insolvent, nor has a receiver, liquidator, or trustee for any of Seller’s properties (including the Property) been appointed or a petition filed by or against Seller for bankruptcy, reorganization, or arrangement pursuant to the Federal Bankruptcy Act or any similar Federal or state statute, or any proceeding instituted for the dissolution or liquidation of Seller.

(j) Condemnation. To Seller’s knowledge, no condemnation or other taking by eminent domain of the Property or any portion thereof has been instituted affecting the Property or any portion thereof or its use. Section 9.3 hereof shall govern the parties’ rights and remedies in the event any condemnation or eminent domain proceedings are instituted after the Effective Date.

(k) Insurance. To Seller’s Knowledge, Seller has not received from any insurance company or any board of fire underwriters any letter of non-insurance citing a non-insurable condition at the Property which has not been remedied.

If prior to Closing either party to this Agreement (each, a “Party”) comes to have actual knowledge of a fact or circumstance, that would render a representation or warranty by Seller herein inaccurate in any material respect, when made, that Party shall promptly advise the other Party thereof in writing. Upon receiving or giving such notification, Seller shall have the right take such action as shall be necessary in order to correct the representation or warranty which was incorrect. If Seller fails to notify Purchaser within ten (10) days after receiving Purchaser’s notice or giving Purchaser such notice that Seller intends to take such action, then Purchaser’s sole remedy shall be to terminate this Agreement by notice to Seller given within five (5) Business Days after the expiration of such ten (10) day period, in which case Purchaser shall be entitled to the return of the Deposit; otherwise, Purchaser shall be deemed to have waived any right to terminate this Agreement or to recover from Seller on account of such incorrectness.

Section 8.2 Purchaser’s Representations and Warranties. Purchaser represents and warrants to Seller the following:

(a) Due Formation and Authorization. Purchaser is duly organized and validly existing under the laws of the state of its formation is qualified to do business in the State of Washington and has all requisite power, authority and legal right to execute, deliver and perform the terms of this Agreement. This Agreement constitutes valid and legally binding obligations of Purchaser enforceable in accordance with their respective terms.

(b) Non-Contravention. The execution and delivery of this Agreement and all other documents to be delivered prior to or at the Closing by Purchaser and the consummation by Purchaser of the transactions contemplated hereby and thereby will not violate any Governmental Regulations or any judgment, order, injunction, decree, regulation or ruling of any court or Authority or conflict with, result in a breach of, or constitute a default under the organic documents of Purchaser, any note or other evidence of indebtedness, any mortgage, deed of trust or indenture, or any lease or other material agreement or instrument to which Purchaser is a party or by which it is bound.

(c) Consents. No consent, waiver, approval or authorization is required from any person or entity (that has not already been obtained) in connection with the execution and delivery of this Agreement by Purchaser or the performance by Purchaser of the transactions contemplated hereby.

ARTICLE IX.

CONDEMNATION AND CASUALTY

Section 9.1 Significant Casualty. If, prior to the Closing Date, all or a Significant Portion of the Real Property and Improvements are destroyed or damaged by fire or other casualty, Seller will notify Purchaser of such casualty and Purchaser will have the option to elect either: (x) to proceed with this transaction and Closing in accordance with this Agreement notwithstanding such damage or destruction, in which event Seller will have no obligation to repair such damage or destruction, and the Closing shall occur as otherwise provided in this Agreement; in such case, Seller shall assign to Purchaser upon the Closing all insurance proceeds paid or payable to Seller in connection with such occurrences, other than proceeds expended prior to Closing in restoration and repair undertaken by Seller in its reasonable discretion and any proceeds of business interruption or rent continuation insurance applicable to the period prior to Closing, and Purchaser shall receive a credit against the Purchase Price equal to the amount of any deductible under Seller’s insurance applicable to such occurrences; or (y) to terminate this Agreement. Purchaser’s failure to deliver either of such notices to Seller and Title Company within such five (5) business day period shall constitute Purchaser’s election to terminate this Agreement under clause (y) above. If this Agreement is terminated under clause (x) above, the Earnest Money Deposit and all interest accrued thereon will be returned to Purchaser, the parties shall equally share the Cancellation Charges, and thereafter neither Seller nor Purchaser will have any further rights or obligations to the other hereunder except with respect to the Termination Surviving Obligations.

Section 9.2 Casualty of Less Than a Significant Portion. If less than a Significant Portion of the Property is damaged as aforesaid, then Seller shall have no obligation to repair such damage or destruction, and the Closing nevertheless shall occur as otherwise provided for in this Agreement, except that Seller shall, at Seller’s option, either (A) perform any necessary repairs, or (B) assign to Purchaser upon the Closing all insurance proceeds paid or payable to Seller in connection with such occurrences, exclusive of any proceeds of business interruption or rent continuation insurance applicable to the period prior to Closing, in which event Purchaser shall receive a credit against the Purchase Price equal to the amount of any deductible under Seller’s insurance applicable to such occurrences.

Section 9.3 Condemnation of Property. In the event that all or any Significant Portion of the Property shall be taken in condemnation or under the right of eminent domain, Seller shall promptly notify Purchaser thereof. Within five (5) business days after receipt of the foregoing notice, Purchaser shall notify Seller, electing either: (a) to proceed with this transaction and Closing in accordance with this Agreement notwithstanding such condemnation; or (b) to terminate this Agreement. If Purchaser elects to proceed with this transaction pursuant to clause (a) above, or if there is a taking in condemnation or eminent domain that does not affect a Significant Portion of the Property, there shall be no reduction in the Purchase Price and Seller shall (x) deliver to Purchaser at the Closing, or as soon thereafter as available, any proceeds actually received by Seller attributable to the Property from such condemnation or eminent domain proceeding, and (y) transfer and assign to Purchaser any and all rights Seller may have with respect to payments by or from and with respect to recovery against any party for damages or compensation relating to the Property on account of such condemnation or eminent domain proceeding. A failure by Purchaser to notify Seller in writing within five (5) business days after receiving written notice of such taking shall be deemed an election to proceed under clause (b) in this subsection. If Purchaser elects to proceed under clause (a) in this subsection, Seller shall not compromise, settle or adjust any claims to such award without Purchaser’s prior written consent. In the event Purchaser notifies Seller (or is deemed to have notified Seller) of its election to terminate this Agreement pursuant to clause (b) above, the Earnest Money Deposit and all interest accrued thereon will be returned to Purchaser, the parties shall equally share the Cancellation Charges, and thereafter neither Seller nor Purchaser will have any further rights or obligations to the other hereunder except with respect to the Termination Surviving Obligations.

ARTICLE X.

CLOSING

Section 10.1 Closing Conditions.

Section 10.1.1 Purchaser’s Closing Conditions. Purchaser’s obligation to consummate the Closing is subject to the following conditions precedent (“Purchaser’s Closing Conditions”), which conditions may be waived by Purchaser in writing as its option:

(a) All representations and warranties made by Seller in this Agreement shall be true and correct in all material respects on and as of the Closing Date, as if made on and as of such date, subject to any updates to the representations of which Seller notifies Purchaser after the Effective Date pursuant to Section 8.1 hereof.

(b) Seller shall have delivered all of the documents required to be delivered by Seller pursuant to Section 10.4 and shall have performed in all material respects all of its other obligations, hereunder required to be performed by the Closing Date and complied with all conditions, required by this Agreement to be performed or complied with by Seller at or prior to the Closing.

In the event the purchase and sale of the Property are not consummated because any condition precedent to Purchaser’s obligation to close set forth in this Section 10.1.1 has not been satisfied or waived by Purchaser in writing by the Closing Date, the Deposit shall be returned to Purchaser, this Agreement shall terminate and neither party shall have any further rights or obligations hereunder.

Section 10.1.2 Seller’s Conditions to Closing. Seller’s obligation to close the transactions contemplated by this Agreement is conditioned on all of the following, any or all of which may be waived by Seller in writing, at its sole option:

(a) All representations and warranties made by Purchaser in this Agreement shall be true and correct in all material respects on and as of the Closing Date, as if made on and as of such date; and

(b) Purchaser shall have delivered the funds required hereunder, including the balance of the Purchase Price, and all of the documents required to be executed by Purchaser and shall have performed in all material respects all of its other obligations hereunder required to be performed by the Closing Date, and complied with all conditions, required by this Agreement to be performed or complied with by Purchaser at or prior to the Closing.

Section 10.2 Closing. The Closing of the sale of the Property by Seller to Purchaser will occur on the Closing Date through the escrow established with the Title Company. At Closing, the events set forth in this Article X will occur, it being understood that the performance or tender of performance of all matters set forth in this Article X are mutually concurrent conditions which may be waived by the party for whose benefit they are intended.

The Closing Date shall be the later of (i) the date ten (10) Business Days after the expiration of the Inspection Period, and (ii) the date thirty (30) calendar days following:

(a) Seller receiving an acceptable Master Use Permit Director’s Decision from the City of Seattle Department of Planning and Development with regard to the construction of Seller’s new corporate headquarters building in Seattle and the expiration of administrative and/or judicial appeal proceeds with no appeals being filed; or

(b) In the event of any appeals of the Director’s Decision to the City of Seattle Hearing Examiner or any subsequent judicial appeal therefrom, the final resolution of any such appeals to Seller’s satisfaction;

but if (a) or (b) has not been satisfied within twelve (12) months after the Effective Date, then either party shall have the right to terminate this Agreement, effective ten (10) days after written notice to the other Party unless (a) or (b) has been so satisfied prior to the end of such ten day period or Seller waives the protection of this contingency, in which event Closing shall occur within ten (10) business days thereafter. If either Party terminates this Agreement pursuant to the preceding sentence, (i) Title Company shall return the Earnest Money Deposit to Purchaser, (ii) Purchaser shall promptly return the Purchaser’s Information to Seller, (iii) the parties shall equally share any Cancellation Charges, (iv) Seller shall reimburse Purchaser for all out-of-pocket expenses incurred by Purchaser in connection with its inspection of the Property pursuant to Article V, and (v) this Agreement shall terminate and be of no further force and effect except for the Termination Surviving Obligations. Purchaser shall provide Seller with a statement of such out-of-pocket expenses within ten (10) days after Purchaser’s receipt of Seller’s notice of termination pursuant to this Section, and Seller shall reimburse Purchaser for such expenses within ten (10) days after Seller’s receipt of Purchaser’s statement.

Seller shall promptly file, when completed, an application for a MUP for its proposed new Seattle headquarters building and, subject to the responses thereto and implications thereof for the other subsequent applications and filings, diligently pursue all applications for permits and approvals required for the new Seattle headquarters building, and will, if deemed appropriate and effective, promptly and diligently contest any appeals described in (b) above.

Seller agrees to provide to Purchaser a brief report of the status of such applications and filings no less frequently than monthly after the Effective Date.

Section 10.3 Purchaser’s Closing Obligations. At least one (1) Business Day prior to the Closing Date (or at such times as may otherwise be provided herein), Purchaser, at its sole cost and expense, will deliver the following items in escrow with the Title Company pursuant to Section 4.3, for delivery to Seller at Closing as provided herein:

(a) The Purchase Price, after all adjustments are made at the Closing as herein provided, by Federal Reserve wire transfer of immediately available funds, in accordance with the timing and other requirements of Section 3.2;

(b) Two counterparts of the Blanket Conveyance, Bill of Sale, and Assignment and Assumption substantially in the form attached hereto as Exhibit G (the “Blanket Conveyance”) duly executed by Purchaser;

(c) Evidence reasonably satisfactory to Title Company that the person executing the Closing documents on behalf of Purchaser has full right, power, and authority to do so;

(d) Two counterparts of the GAC Lease, duly executed by Purchaser;

(e) The Data Center Agreement, duly executed by Purchaser;

(f) The Microsoft Lease Termination Agreement duly executed by Purchaser;

(g) A replacement bond for the bond delivered by Seller to the City of Redmond in connection with the water treatment pond on the Property in form sufficient to allow the redelivery to Seller of its bond; and

(h) Such other documents as may be reasonably necessary or appropriate to effect the consummation of the transactions which are the subject of this Agreement.

Section 10.4 Seller’s Closing Obligations. Seller, at its sole cost and expense, will deliver (y) items (a), (b), (c), (d), (e), (f), (g) and (h) in escrow with the Title Company pursuant to Section 4.3, and (z) items (i), (j) and (k) to Purchaser at the Property:

(a) A special warranty deed in the form attached hereto as Exhibit H (the “Deed”), duly executed and acknowledged by Seller conveying to Purchaser the Real Property and the Improvements subject only to the Permitted Exceptions, which Deed shall be delivered to Purchaser by the Title Company causing same to be recorded in the Official Records;

(b) Two counterparts of the Blanket Conveyance duly executed by Seller;

(c) Two counterparts of the GAC Lease, duly executed by Seller;

(d) The Microsoft Lease Termination Agreement, duly executed by Seller;

(e) The Data Center Agreement, duly executed by Seller.

(f) Counterparts of the real estate excise tax affidavit;

(g) A certificate in the form attached hereto as Exhibit I (“Certificate as to Foreign Status”) certifying that Seller is not a “foreign person” as defined in Section 1445 of the Code, as well as any form or other document required under applicable laws to be executed by Seller in connection with any transfer tax applicable to the transaction contemplated by this Agreement;

(h) Such other documents as may be reasonably necessary or appropriate to effectuate the transaction which are the subject of this Agreement;

(i) The Personal Property;

(j) All original Licenses and Permits, and Service Contracts in Seller’s Control; and

(k) All keys to the Improvements in Seller’s Control, identified by lock.

Section 10.5 Prorations.

(a) Subject to the concurrent proration of amounts due under terms of the Microsoft Lease, real property taxes and assessments; business improvement district charges; vault rent; water, sewer and utility charges; amounts payable under any Service Contracts or other agreements or documents; annual permits and/or inspection fees (calculated on the basis of the period covered); and any other expenses of the operation and maintenance of the Property shall all be prorated as of 11:59 p.m. on the date immediately preceding the Closing Date (i.e., Purchaser is entitled to the income and responsible for the expenses of the day of Closing), on the basis of a 365-day year. Excluded from such pro ratable expenses are all financing costs.

Seller and Purchaser hereby agree that if any of the aforesaid prorations and credits cannot be calculated accurately on the Closing Date or in the case of rents or other charges received from tenants, such amount have not been collected, then the same shall be calculated as soon as reasonably practicable after the Closing Date or the date such amounts have been collected, and either party owing the other party a sum of money based on such subsequent proration(s) or credits shall pay said sum to the other party within thirty (30) days thereafter. Any amounts not paid within such thirty (30) day period shall bear interest from the date actually received by the payor until paid at the greater of (i) the rate of ten percent (10%) per annum or (ii) the prime rate (or base rate) reported from time to time in the “Money Rates” column or section of The Wall Street Journal as being the base rate on corporate loans at larger United States money center commercial banks plus two (2) percent. Upon request of either party, the parties shall provide a detailed and accurate written statement signed by such party certifying as to the payments received by such party from tenants from and after Closing and to the manner in which such payments were applied, and shall make their books and records available for inspection by the other party during ordinary business hours upon reasonable advance notice.

(b) The provisions of this Section 10.5 shall survive Closing.

Section 10.6 Delivery of Real Property. Upon completion of the Closing, Seller will deliver to Purchaser possession of the Real Property and Improvements, subject to the Safeco Lease and the Permitted Exceptions.

Section 10.7 Costs of Title Company and Closing Costs. Purchaser will pay (i) all premiums and other costs for the Title Policy in excess of the premium for a standard owners policy, including, but not limited to, any endorsements and any mortgagee policy of title insurance, (ii) one-half of the Title Company’s closing and escrow fees, (iii) the costs associated with any updates to the Survey commissioned by Purchaser, and (iv) the recording fees required in connection with the transfer of the Property to Purchaser. Seller will pay (i) the premium for the Title Policy to the extent of the premium for a standard coverage policy, (ii) one-half of the Title Company’s closing and escrow fees, and (iii) the real estate excise tax and the sales/use tax, if any, due with respect to the Personal Property.

Section 10.8 Microsoft Tenant Improvement Allowance. Any portion of the “Allowance” described in Section 8.2 of the Microsoft Lease that has not been disbursed to the tenant under the Microsoft Lease shall be credited to Purchaser at the Closing.

Section 10.9 Post-Closing Delivery of Service Contract Notice. Promptly following Closing, Seller will deliver to each of the providers under the Service Contracts being assumed by Purchaser, a letter acknowledging the sale of the Property to Purchaser and the assignment of the obligations under the Service Contracts to Purchaser. This Section 10.9 shall survive Closing.

ARTICLE XI.

BROKERAGE

Section 11.1 Brokers. Seller has agreed to pay to Pacific Real Estate Partners, Inc. and Secured Capital Corp. (“Brokers”) a real estate commission at Closing pursuant to a separate written agreement between Seller and Brokers (the “Broker Agreements”), and Purchaser has agreed to pay a real estate commission to Trammell Crow Company (“TCC”) pursuant to a separate written agreement between Purchaser and TCC. Other than as stated in the first sentence of this Section 11.1, Purchaser and Seller represent to the other that no real estate brokers, agents or finders’ fees or commissions are due or will be due or arise in conjunction with the execution of this Agreement or consummation of this transaction by reason of the acts of such party, and Purchaser and Seller will indemnify and hereby agree to hold the other party harmless from any brokerage or finder’s fee or commission claimed by any person asserting his entitlement thereto at the alleged instigation of the indemnifying party for or on account of this Agreement or the transactions contemplated hereby. The provisions of this Article XI will survive any Closing or termination of this Agreement.

ARTICLE XII.

CONFIDENTIALITY

Section 12.1 Confidentiality. Seller and Purchaser each expressly acknowledges and agrees that the transactions contemplated by this Agreement and the terms, conditions, and negotiations concerning the same will be held in the strictest confidence by each of them and will not be disclosed by either of them except to their respective legal counsel, accountants, consultants, officers, partners, directors, investors, members and shareholders, and except and only to the extent that such disclosure may be necessary for their respective performances hereunder or as otherwise required by applicable law. Purchaser further acknowledges and agrees that, unless and until the Closing occurs, all Confidential Information obtained by Purchaser in connection with the Property will not be disclosed by Purchaser to any third persons other than the Permitted Outside Parties without the prior written consent of Seller. Nothing contained in this Article XII will preclude or limit either party to this Agreement from disclosing or accessing any information otherwise deemed confidential under this Article XII in connection with that party’s enforcement of its rights following a disagreement hereunder, or in response to lawful process or subpoena or other valid or enforceable order of a court of competent jurisdiction or any filings with any Authorities required by reason of the transactions provided for herein pursuant to an opinion of counsel. The provisions of this Article XII will survive any termination of this Agreement.

ARTICLE XIII.

REMEDIES

Section 13.1 PURCHASER’S REMEDIES. IN THE EVENT THE CLOSING OF THE PURCHASE AND SALE TRANSACTION PROVIDED FOR HEREIN DOES NOT OCCUR AS HEREIN PROVIDED SOLELY BY REASON OF MATERIAL DEFAULT OF SELLER, PURCHASER MAY, AS PURCHASER’S SOLE AND EXCLUSIVE REMEDY, ELECT BY NOTICE DELIVERED TO SELLER WITHIN TEN (10) BUSINESS DAYS FOLLOWING THE SCHEDULED CLOSING DATE, EITHER OF THE FOLLOWING:

(A) TERMINATE THIS AGREEMENT, IN WHICH EVENT: (I) PURCHASER WILL RECEIVE FROM THE TITLE COMPANY THE EARNEST MONEY DEPOSIT; AND (II) SELLER AND PURCHASER WILL HAVE NO FURTHER RIGHTS OR OBLIGATIONS UNDER THIS AGREEMENT, EXCEPT WITH RESPECT TO THE TERMINATION SURVIVING OBLIGATIONS; OR

(B) PURSUE SPECIFIC PERFORMANCE OF THIS AGREEMENT SO LONG AS ANY ACTION OR PROCEEDING FOR SPECIFIC PERFORMANCE COMMENCED BY PURCHASER AGAINST SELLER SHALL BE FILED WITHIN TEN (10) BUSINESS DAYS AFTER THE SCHEDULED CLOSING DATE; PROVIDED, HOWEVER, IF SPECIFIC PERFORMANCE IS NOT AN AVAILABLE REMEDY HEREUNDER, THEN PURCHASER’S SOLE REMEDY SHALL BE AS PROVIDED IN SECTION 13.1(A) ABOVE, EXCEPT THAT IF PURCHASER IS UNABLE TO PURSUE SPECIFIC PERFORMANCE SOLELY BECAUSE OF SELLER’S SALE OF THE PROPERTY, THEN IN ADDITION TO RECOVERING FROM THE TITLE COMPANY THE EARNEST MONEY DEPOSIT, PURCHASER SHALL ALSO BE ENTITLED TO RECOVER FROM SELLER CONTRACT DAMAGES EQUAL TO PURCHASER’S ACTUAL, REASONABLE LOSSES AS A RESULT THEREOF, SUBJECT TO SECTION 13.3 BELOW (BUT SUCH DAMAGES WITH RESPECT TO PURCHASER’S LOSS OF THE BENEFIT OF ITS BARGAIN SHALL NOT EXCEED THE NET EXCESS AMOUNT, IF ANY, THAT SELLER WOULD HAVE REALIZED HAD SELLER SOLD THE PROPERTY FOR ITS FAIR MARKET VALUE ON THE CLOSING DATE TO A BONA FIDE THIRD PARTY PURCHASER OVER THE PURCHASE PRICE), WHEREUPON PURCHASER AND SELLER SHALL HAVE NO FURTHER RIGHTS OR OBLIGATIONS UNDER THIS AGREEMENT EXCEPT WITH RESPECT TO THE TERMINATION SURVIVING OBLIGATIONS.

IN EITHER EVENT, PURCHASER HEREBY WAIVES ALL OTHER REMEDIES FOR A PRE-CLOSING DEFAULT BY SELLER, INCLUDING WITHOUT LIMITATION, ANY CLAIM AGAINST SELLER FOR DAMAGES (OTHER THAN AS EXPRESSLY PROVIDED HEREINABOVE) OF ANY TYPE OR KIND INCLUDING, WITHOUT LIMITATION, PUNITIVE DAMAGES. FAILURE OF PURCHASER TO MAKE THE FOREGOING ELECTION WITHIN THE FOREGOING TEN (10) BUSINESS DAY PERIOD (OR IF PURCHASER TIMELY ELECTED TO PURSUE SPECIFIC PERFORMANCE BUT FAILED TO FILE THE SPECIFIC PERFORMANCE ACTION WITHIN THE FOREGOING TEN (10) BUSINESS DAY PERIOD) SHALL BE DEEMED AN ELECTION BY PURCHASER TO PURSUE THE REMEDY IN SECTION 13.1(A) ABOVE, WHEREUPON

SELLER AND PURCHASER WILL HAVE NO FURTHER RIGHTS OR OBLIGATIONS UNDER THIS AGREEMENT, EXCEPT WITH RESPECT TO THE TERMINATION SURVIVING OBLIGATIONS. NOTWITHSTANDING THE FOREGOING, NOTHING CONTAINED IN THIS SECTION 13.1 WILL LIMIT PURCHASER’S REMEDIES AT LAW, IN EQUITY OR AS HEREIN PROVIDED IN THE EVENT OF A BREACH BY SELLER OF ANY OF THE CLOSING SURVIVING OBLIGATIONS AFTER CLOSING OR THE TERMINATION SURVIVING OBLIGATIONS AFTER TERMINATION. NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, PURCHASER SHALL NOT SEEK A PERSONAL JUDGMENT AGAINST SELLER NOR ITS MEMBERS, MANAGERS, EMPLOYEES OR AGENTS, NOR THE SHAREHOLDERS, OFFICERS, DIRECTORS, EMPLOYEES, INVESTMENT ADVISORS OR AGENTS OF ANY OF THEM FOR ANY CLAIMS UNDER OR RELATED TO THIS AGREEMENT OR THE PROPERTY.

/s/ CRO	/s/ PRR
Purchaser’s Initials	Seller’s Initials

Section 13.2 DEFAULT BY PURCHASER. IN THE EVENT THE CLOSING AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED HEREIN DO NOT OCCUR AS PROVIDED HEREIN BY REASON OF A DEFAULT BY PURCHASER, PURCHASER AND SELLER AGREE THAT IT WOULD BE IMPRACTICAL AND EXTREMELY DIFFICULT TO FIX THE DAMAGES WHICH SELLER MAY SUFFER AND THAT THE EARNEST MONEY DEPOSIT, EXCLUSIVE OF ANY INTEREST ACCRUED THEREON, IS A REASONABLE ESTIMATE OF SUCH DAMAGES. THE PARTIES THEREFORE AGREE THAT IN THE EVENT THAT THE CLOSING AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED HEREIN DO NOT OCCUR AS PROVIDED HEREIN SOLELY BY REASON OF ANY DEFAULT OF PURCHASER IN THE PERFORMANCE OF ITS OBLIGATIONS UNDER THIS AGREEMENT, THE EARNEST MONEY DEPOSIT, EXCLUSIVE OF ANY INTEREST ACCRUED THEREON, WILL BE SELLER’S FULL, AGREED AND LIQUIDATED DAMAGES AND WILL BE SELLER’S SOLE AND EXCLUSIVE REMEDY (WHETHER AT LAW OR IN EQUITY) IN LIEU OF ANY OTHER DAMAGES, SPECIFIC PERFORMANCE, OR ANY OTHER REMEDY SELLER MIGHT OTHERWISE HAVE AGAINST PURCHASER, WHEREUPON THIS AGREEMENT WILL TERMINATE AND SELLER AND PURCHASER WILL HAVE NO FURTHER RIGHTS OR OBLIGATIONS HEREUNDER, EXCEPT WITH RESPECT TO THE TERMINATION SURVIVING OBLIGATIONS. THIS SECTION SHALL NOT LIMIT SELLER’S RIGHT TO RECOVER ITS ATTORNEYS’ FEES ATTRIBUTABLE TO EFFORTS TO OBTAIN THE EARNEST MONEY DEPOSIT OR TO ENFORCE PURCHASER’S INDEMNIFICATION OBLIGATIONS, NOR WAIVE OR AFFECT SELLER’S RIGHTS AND PURCHASER’S INDEMNITY OBLIGATIONS UNDER OTHER SECTIONS OF THIS AGREEMENT (WHICH ARE NOT LIMITED BY THIS SECTION 13.2). THE PAYMENT OF SUCH AMOUNT AS LIQUIDATED DAMAGES IS NOT INTENDED AS A FORFEITURE OR PENALTY, BUT IS INTENDED TO CONSTITUTE LIQUIDATED DAMAGES TO SELLER. NOTWITHSTANDING THE FOREGOING, NOTHING CONTAINED HEREIN WILL LIMIT SELLER’S REMEDIES AT LAW, IN EQUITY OR AS HEREIN PROVIDED IN THE EVENT OF A BREACH BY PURCHASER OF ANY OF THE TERMINATION SURVIVING OBLIGATIONS. SELLER AND PURCHASER ACKNOWLEDGE THAT THEY HAVE

READ AND UNDERSTAND THE PROVISIONS OF THIS SECTION 13.2, AND BY THEIR INITIALS IMMEDIATELY BELOW AGREE TO BE BOUND BY ITS TERMS.

/s/ CRO	/s/ PRR
Purchaser’s Initials	Seller’s Initials

Section 13.3 Consequential and Punitive Damages. Each of Seller and Purchaser waive any right to sue the other for consequential, incidental or punitive damages for matters arising under this Agreement. This Section 13.3 shall survive Closing or termination of this Agreement.

ARTICLE XIV.

NOTICES

Section 14.1 Notices. All notices or other communications required or permitted hereunder will be in writing, and will be given by (a) personal delivery, (b) professional expedited delivery service with proof of delivery, (c) United States mail, postage prepaid, registered or certified mail, return receipt requested, (d) prepaid telegram or telex (providing that such telegram or telex is confirmed by the sender by expedited delivery service or by mail in the manner previously described), or (e) by facsimile transmission, sent to the intended addressee at the address set forth below, or to such other address or to the attention of such other person as the addressee will have designated by written notice sent in accordance herewith and will be deemed to have been given either at the time of personal delivery, or, in the case of expedited delivery service or mail, as of the date of first attempted delivery at the address or in the manner provided herein, or, in the case of telegram, telex or facsimile transmission, upon receipt. Unless changed in accordance with the preceding sentence, the addresses for notices given pursuant to this Agreement will be as follows:

To Seller:	General America Corporation 4333 Brooklyn Ave. NE Seattle, WA 98189 Attn: Corporate Real Estate Fax: (206) 545-5477

And to:	General America Corporation 4333 Brooklyn Ave. NE Seattle, WA 98189 Attn: General Counsel Fax: (206) 545-5559

with copy to:	Alston, Courtnage & Bassetti LLP Attn: Michael S. Courtnage 1000 Second Avenue, Suite 3900 Seattle, WA 98104-1045 Fax: (206) 623-1752

To Purchaser:	Microsoft Corporation One Microsoft Way Redmond, WA 98052 Attn: Chris Owen, General Manager, Real Estate & Facilities Fax: (425) 936-7329

with copy to:	Microsoft Corporation Law and Corporate Affairs One Microsoft Way, Building 8 Redmond, WA 98052-6399 Attn: Timothy R. Osborn, Senior Attorney Fax: (425) 936-7329

To Title Company:	First American Title Insurance Company 2101 4th Avenue, Suite 800 Seattle, WA 98121 Title Order No.: NCS-202518-WA1 Escrow No.: 202518 Attn: Mike Cooper Fax: (206) 615-3000

ARTICLE XV.

ASSIGNMENT AND BINDING EFFECT

Section 15.1 Assignment; Binding Effect. Neither party will have the right to assign this Agreement without the non-assigning party’s prior written consent, which consent may be withheld in such non-assigning party’s sole and absolute discretion. Any attempted assignment or delegation in violation of this Section 15.1 without the prior written consent of the other party hereto shall be void, and the purported assignee shall not have any rights hereunder. Notwithstanding the foregoing, Purchaser and Seller may each assign and delegate its rights and obligations under this Agreement to an Affiliate of such assigning party without the consent of the non-assigning party, provided that (i) as of the effective date of such assignment, such Affiliate assignee expressly assumes, for the benefit of the non-assigning party, all of the assigning party’s obligations under this Agreement, and (ii) any such assignment shall not relieve the assigning party of its obligations hereunder. Subject to the foregoing, this Agreement will be binding upon and inure to the benefit of Seller and Purchaser and their respective successors and permitted assigns, and no other party will be conferred any rights by virtue of this Agreement or be entitled to enforce any of the provisions hereof. Whenever a reference is made in this Agreement to Seller or Purchaser, such reference will include the successors and permitted assigns of such party under this Agreement.

ARTICLE XVI.

CLAIMS PERIOD

Section 16.1 Claims Period. Notwithstanding any provision to the contrary contained in this Agreement or any documents executed by Seller pursuant hereto or in connection herewith, the maximum aggregate liability of Seller under this Agreement and any and all documents executed pursuant hereto or in connection herewith (including, without limitation, the breach of any representations and warranties of Seller contained in such documents) for which a claim is timely made by Purchaser shall not exceed three percent of the final Purchase Price. Purchaser will not have any right to bring any action against Seller as a result of any untruth or inaccuracy of such representations and warranties, or any such breach, unless and until the aggregate amount of all liability and losses arising out of any such untruth or inaccuracy, or any such breach, exceeds Fifty Thousand Dollars ($50,000). Any action, suit or proceeding brought by Purchaser against Seller arising from or related to this Agreement must be commenced and served, if at all, on or before the date which is nine (9) months after the date scheduled for the Closing Date. This Section 16.1 shall survive the Closing.

ARTICLE XVII.

MISCELLANEOUS

Section 17.1 Waivers. No waiver of any breach of any covenant or provisions contained herein will be deemed a waiver of any preceding or succeeding breach thereof, or of any other covenant or provision contained herein. No extension of time for performance of any obligation or act will be deemed an extension of the time for performance of any other obligation or act.

Section 17.2 Recovery of Certain Fees. In the event a party hereto files any action or suit against another party hereto relating to or arising out of this Agreement, the transaction described herein, or the enforcement hereof, then in that event the prevailing party will be entitled to have and recover of and from the other party all reasonable attorneys’ fees and costs resulting therefrom. For purposes of this Agreement, the term “attorneys’ fees” or “attorneys’ fees and costs” shall mean the fees and expenses of counsel to the parties hereto, which may include printing, photostating, duplicating and other expenses, air freight charges, and fees billed for law clerks, paralegals and other persons not admitted to the bar but performing services under the supervision of an attorney, and the costs and fees incurred in connection with the enforcement or collection of any judgment obtained in any such proceeding. The provisions of this Section 17.2 shall survive the entry of any judgment, and shall not merge, or be deemed to have merged, into any judgment.

Section 17.3 Time of Essence. Seller and Purchaser hereby acknowledge and agree that time is strictly of the essence with respect to each and every term, condition, obligation and provision hereof.

Section 17.4 Construction. Headings at the beginning of each article and section are solely for the convenience of the parties and are not a part of this Agreement. Whenever required by the context of this Agreement, the singular will include the plural and the masculine will include the feminine and vice versa. This Agreement will not be construed as if it had been prepared by one of the parties, but rather as if both parties had prepared the same. All exhibits and schedules referred to in this Agreement are attached and incorporated by this reference, and any capitalized term used in any exhibit or schedule which is not defined in such exhibit or schedule will have the meaning attributable to such term in the body of this Agreement. In the event the date on which Purchaser or Seller is required to take any action under the terms of this Agreement is not a Business Day, the action will be taken on the next succeeding Business Day.

Section 17.5. Counterparts. To facilitate execution of this Agreement, this Agreement may be executed in multiple counterparts, each of which, when assembled to include an original signature for each party contemplated to sign this Agreement, will constitute a complete and fully executed original. All such fully executed original counterparts will collectively constitute a single agreement.

Section 17.6 Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of law or public policy, all of the other conditions and provisions of this Agreement will nevertheless remain in full force and effect, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any adverse manner to either party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to reflect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 17.7 Entire Agreement. This Agreement is the final expression of, and contains the entire agreement between, the parties with respect to the subject matter hereof, and supersedes all prior understandings with respect thereto. This Agreement may not be modified, changed, supplemented or terminated, nor may any obligations hereunder be waived, except by written instrument, signed by the party to be charged or by its agent duly authorized in writing, or as otherwise expressly permitted herein.

Section 17.8 Governing Law. This Agreement and the rights and obligations of the parties hereto shall be governed by and construed and enforced in accordance with the laws of the State of Washington, exclusive of the conflict of laws principles of such state. The parties consent to jurisdiction of the state courts located in King County, Washington in the event of any litigation arising out of this Agreement.

Section 17.9 Recording. The parties hereto agree that this Agreement will not be recorded. However, at Purchaser’s option, a Memorandum of this Agreement will be recorded in King County, Washington, so long as Seller has the right to record a termination of such memorandum, if this Agreement is terminated, and if Purchaser fails to file a termination of the memorandum within ten (10) days of termination of this Agreement.

Section 17.10 Further Actions. The parties agree to execute such instructions to the Title Company and such other instruments and to do such further acts as may be reasonably necessary to carry out the provisions of this Agreement.

Section 17.11 No Other Inducements. The making, execution and delivery of this Agreement by the parties hereto has been induced by no representations, statements, warranties or agreements other than those expressly set forth herein.

Section 17.12 Exhibits. Exhibits A through K, inclusive, are incorporated herein by reference.

Section 17.13 No Partnership. Notwithstanding anything to the contrary contained herein, this Agreement shall not be deemed or construed to make the parties hereto partners or joint venturers, it being the intention of the parties to merely create the relationship of Seller and Purchaser with respect to the Property to be conveyed as contemplated hereby.

Section 17.14 Limitations on Benefits. It is the explicit intention of Purchaser and Seller that no person or entity other than Purchaser and Seller and their permitted successors and assigns is or shall be entitled to bring any action to enforce any provision of this Agreement against any of the parties hereto, and the covenants, undertakings and agreements set forth in this Agreement shall be solely for the benefit of, and shall be enforceable only by, Purchaser and Seller or their respective successors and assigns as permitted hereunder. Nothing contained in this Agreement shall under any circumstances whatsoever be deemed or construed, or be interpreted, as making any third party (including, without limitation, Broker) a beneficiary of any term or provision of this Agreement or any instrument or document delivered pursuant hereto, and Purchaser and Seller expressly reject any such intent, construction or interpretation of this Agreement.

IN WITNESS WHEREOF, Seller and Purchaser have respectively executed this Agreement to be effective as of the date first above written.

SELLER:

GENERAL AMERICA CORPORATION, a Washington corporation

By	/s/ Paula Rosput Reynolds
Its	President and Chief Executive Officer

PURCHASER:

MICROSOFT CORPORATION, a Washington corporation

By	/s/ Chris R. Owens
Its	General Manager, Real Estate & Facilities